Exhibit 10.1

AMENDMENT NO. 3 TO

THE GREEN THUMB INDUSTRIES INC.

2018 STOCK AND INCENTIVE PLAN

Effective September 9, 2024, the Green Thumb Industries Inc. 2018 Stock and Incentive Plan (the “Plan”) is amended as follows:

1.
Section 2(p) shall be deleted and replaced in its entirety with the following:

“Fair Market Value” with respect to one Share as of any date shall mean (a) if the Shares are listed on any established stock exchange in the United States, the price of one Share at the close of the regular trading session of such exchange on such date, and if no sale of Shares shall have occurred on such date, on the preceding date on which there was a sale of Shares; (b) if the Shares are not so listed on any established stock exchange in the United States, the closing price quoted by the OTCQX Best Market on such date or, if there are no sale of Shares on such date, on the preceding date for which there was a sale of Shares; or (c) if the Shares are not publicly traded as of such date, the per share value of one Share, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.